UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2009

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On December 14, 2009, the federal Department of Education (ED) made available unofficial trial three-year cohort default rates (CDRs) for the federal fiscal years ending September 30, 2005, 2006, and 2007. As explained by ED’s Chief Operating Officer, "[t]hese rates are provided for information only. No benefits or sanctions apply to these trial rates. ...The rates are meant simply to assist schools in preparing for the upcoming three-year CDR calculations."

Beginning in fiscal 2012, ED will use a three-year calculation method for CDRs instead of the two-year calculation currently in use. Under the Higher Education Act and ED’s regulations, when the new CDR calculation method goes into effect in 2012, an institution may lose eligibility to participate in Title IV programs if its CDR exceeds 30% for three consecutive years (i.e., in fiscal 2014) or 40% in a single year Under current rules, an institution may lose eligibility if its CDR exceeds 25% for three consecutive years, or 40% in a single year.

The Company’s final 2005, 2006, and 2007 weighted average two-year CDRs were 10.5%, 12.8% and 15.0%, respectively. Based upon the information currently available, the unofficial trial weighted average three-year CDRs for 2005, 2006, and 2007 were 23.3%, 27.2% and 29.8%, respectively. Under the three-year CDRs for 2007, one of the Company’s 40 OPEID numbers (the federal designation for a main campus and its branches) was above 40%, and five exceeded 30% for all three years.

It should be noted that the Company’s default management efforts in 2005 - 2007 were focused on its graduates’ first two years after entering repayment, since CDRs in those years were calculated on a two-year basis for regulatory purposes. ED stated in making these trial rates available that they should encourage schools to consider "interventions they might take to help their students avoid the consequences of defaulting on their student loans in the expanded measurement period."

Numerous published studies have indicated that the factors which most influence CDRs are employment status, income, ethnicity of the borrower, and educational attainment of the borrower’s parents. The Company’s career-oriented programs, most of which can be completed in one year or less, serve non-traditional, economically disadvantaged students seeking entry level occupations. Students in this category generally default at higher rates than traditional students, and the current economic downturn is exacerbating this trend.

As disclosed previously, the Company has recently implemented a multi-faceted cohort default management program and expects to remain in compliance with the two-year default rules currently in effect. Our default management program includes: a new contact management system to assist in reaching students who are no longer in school; an internal department focused primarily on early stage delinquencies; an expanded program of entrance and exit counseling and financial literacy training for current students; and the use of an outside firm to help reach and inform borrowers about alternatives to default, including income-based repayment, forbearance and deferral. The Company believes the income-based repayment option, which went into effect in July 2009, after the periods reflected in the unofficial trial rates, will be an especially effective tool to reduce default rates going forward.

Accordingly, the Company believes that the unofficial trial three-year CDRs are not necessarily indicative of what its three-year CDRs will be once its default management program is expanded to accommodate the new rule.

Certain statements in this Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, those pertaining to (i) the Company’s expectation that it will continue to be able to comply with the two-year default rules currently in effect; (ii) whether the unofficial three-year CDRs are indicative of what the Company’s three-year CDRs will be once the new rules are in effect; and (iii) the Company's belief that the income-based repayment option will be an effective tool to reduce default rates going forward. Many factors may cause the Company's actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with the uncertain effectiveness of the Company's default prevention efforts; possible changes in general macroeconomic and market conditions (including unemployment); and other risks and uncertainties described in the Company's filings with the U.S. Securities and Exchange Commission. If any of the Company’s institutions, depending on its size, were to lose eligibility to participate in federal student financial aid programs because of high student cohort default rates, it could have a material adverse effect on the Company’s business. The historical results achieved are not necessarily indicative of future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

December 14, 2009	By:	Stan A. Mortensen

Name: Stan A. Mortensen
Title: Executive Vice President and General Counsel